Exhibit 10.1

[Theravance Biopharma Letterhead]

May 31, 2017

Revised Offer

Shehnaaz Suliman, M.D., MPhil, M.B.A.

Dear Shehnaaz:

Theravance Biopharma US, Inc. (the “Company” or “Theravance Biopharma US”) is pleased to offer you the exempt position of Sr. Vice President, Corporate Development & Strategy, reporting to Rick Winningham.  Your salary on an annualized basis will be $475,000.   In addition, you will be paid a one-time employment bonus of $150,000 less taxes and payable in your first paycheck.  If you choose to leave Theravance Biopharma US within the first two years of your employment, this bonus will be fully repayable to Theravance Biopharma US.  You will be eligible to receive an annual discretionary bonus target of 50% of your annual salary, based on the Company’s performance against its annual goals and a review of your individual performance.  You must be an active employee in good standing at the time the bonus is paid in order to receive the bonus.  The Company’s bonus percentage targets may change from time-to-time at the sole discretion of the Theravance Biopharma, Inc. Board of Directors (or applicable committee thereof).  Performance (i.e., an annual discretionary bonus) and merit reviews will be conducted annually and will be calculated on a prorated basis, based on date of hire.  For 2017 an annual discretionary bonus will not be calculated on prorated basis so long as (i) your start date is no later than August 15, 2017 and (ii) you have remained in continuous service through the date that annual discretionary bonuses are paid.  This offer will expire on Thursday, June 1, 2017.

Subject to the approval by the appropriate committee of the Theravance Biopharma, Inc. Board of Directors, you will be granted an option to purchase 170,000 ordinary shares of Theravance Biopharma, Inc. at a per share purchase price equal to the fair market value of one Theravance Biopharma, Inc. ordinary share on the date of grant, which we anticipate will be on or around the first business day of the month following your employment start date.  The number of shares subject to the option and the vesting and exercise details of your option grant will be set forth in your option paperwork, but in general your option will vest monthly over the first four years of your employment, with a one year “cliff” provision that prevents it from being exercised before the first anniversary of the grant date. The option granted to you will be contingent on your execution of Theravance Biopharma, Inc.’s standard form of option agreement and will be subject to all of the terms and conditions contained in the Theravance Biopharma, Inc. 2013 Equity Incentive Plan.

Subject to the approval by the appropriate committee of the Theravance Biopharma, Inc. Board of Directors, you will also be granted a restricted share unit (RSU) award for 20,000 ordinary shares of Theravance Biopharma, Inc.  The RSU award will be subject to the terms and conditions applicable to restricted share units awarded under the Theravance Biopharma, Inc. 2013 Equity Incentive Plan and shall be evidenced by the applicable form of RSU agreement as approved by the committee.  The RSU award will vest as follows: 25% of the RSUs will vest on the first Company Vesting Date after the second anniversary of the grant date; 25% of the shares will vest on the first Company Vesting Date after the third anniversary of the grant date; 25% of the shares will vest on the first Company Vesting Date after the fourth anniversary of your Start Date; and 25% of the shares will vest on the first Company Vesting Date after the fifth anniversary of the grant date, provided you remain in continuous service through each such vesting date, and as described in the applicable RSU agreement.  A “Company Vesting Date” means February 20, May 20, August 20 or November 20.

Subject to the approval by the appropriate committee of the Theravance Biopharma, Inc. Board of Directors, you will also be granted a performance-contingent restricted share unit (RSU) award for 50,000 ordinary shares of Theravance Biopharma, Inc. The RSU award will be subject to the terms and conditions applicable to restricted share units awarded under the applicable Theravance Biopharma, Inc. Equity Incentive Plan and the applicable award agreement.  Vesting of these performance contingent RSUs is subject to the achievement of performance milestones described in the attached Exhibit A by December 31, 2020 and continued employment, both of which must be satisfied in order for the RSUs to vest.  Subject to your continued employment through the applicable vesting date:

•                  One-half of the RSU award will vest on the first Company Vesting Date (as defined above) that occurs on or after achievement of any one of the three performance milestones and related certification of achievement by the Compensation Committee of Theravance Biopharma, Inc. (“Compensation Committee”); and

•                  One-half of the RSU award will vest on the first Company Vesting Date that occurs on or after the one (1) year anniversary of achievement of a second performance milestone and related certification of achievement by the Compensation Committee.

If Theravance Biopharma, Inc. is subject to a change in control before December 31, 2020 and prior to achievement of the performance milestones, a portion of the RSU award (determined based on the value of the transaction consideration) will vest based on your continued employment through the first and second anniversaries of the change in control and any portion that does not so convert will be forfeited.

Theravance Biopharma US provides a comprehensive company-paid benefits package that begins on your first day of employment.  Benefits are provided by Theravance Biopharma US to you and your dependents at a minimal cost.  Included are medical, vision and dental coverage, life insurance, long-term disability insurance and a flexible spending plan.  Additionally, we offer a 401(k) plan and an Employee Stock Purchase Plan.  Additional information will be provided at New Employee Orientation shortly after you begin employment.

As a condition of employment, you will be provided a copy of our Company Handbook and will be expected to acknowledge and abide by our policies.  You will also be required to accept and abide by the terms of our Proprietary Information and Inventions Agreement.  Pursuant to that Agreement, you must comply with Theravance Biopharma US’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets, proprietary materials or processes of such former employers.  In addition, you will be required to present documents establishing your legal right to work in the United States as required by the government’s Form I-9.

While we hope that your employment with the Company will be mutually satisfactory, employment with Theravance Biopharma US is for no specific period of time.  As a result, either you or the Company are free to terminate your employment relationship at any time for any reason, with or without cause.  This is the full and complete agreement between us on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures to which you will be subject, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and a Senior Officer of the Company.

This offer is contingent upon the successful completion of your background investigation and referencing.

There are two copies of this letter enclosed; if all of the foregoing is satisfactory, please sign and date each copy, and return one copy to me, saving the other copy for yourself.

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We are very excited about the possibility of you joining our team and becoming a part of our company!  We look forward to determining a mutually convenient start date as soon as possible.

If you have any questions, please don’t hesitate to contact me at 650-808-6000.  We look forward to your favorable response.

Sincerely,

/s/ Rick E Winningham

Rick E Winningham
Chief Executive Officer

Foregoing terms and conditions hereby accepted:

Signed:	/s/ Shehnaaz Suliman

Date:	May 31, 2017

Start Date:	July 31, 2017

Exhibit A

Performance Milestones

A.            $150 million in Recurring Annual Corporate Revenue (1)

B.            First Successful Completion of a BD Transaction (2)

C.            Second Successful Completion of a BD Transaction (2)

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(1)             “Recurring Annual Corporate Revenue” means achieving annual corporate revenue generated by the Company and its subsidiaries of $150 million or greater in each fiscal year for at least two (2) consecutive fiscal years.  Recurring Annual Corporate Revenue includes net revenue from product sales, royalty revenue, profit sharing with collaboration partners, the 85% economic interest from Theravance Respiratory Company, LLC, and R&D funding/reimbursement classified as revenue.  Recurring Annual Corporate Revenue excludes revenue from up-front payments received under licensing or collaboration agreements (including any premium on share purchases) and milestone payments.  For the avoidance of doubt, loss sharing with collaboration partners and any negative revenue are not included in the determination of Recurring Annual Corporate Revenue.  The amounts for all of the revenue components identified above to be included or excluded in the definition of Recurring Annual Corporate Revenue are the amounts determined under US GAAP that are included in the determination of the income/loss before income taxes as reported in the Company’s Form 10-K.

(2)             “Successful Completion of a BD Transaction” means the execution of a definitive agreement for the out-license of a Company-discovered compound which provides for total upfront and potential milestone payments and/or purchases of the Company’s equity securities at or above market prices of at least $250 million in aggregate.